As filed with the Securities and Exchange Commission on April 30, 2014

Registration No. 333-195262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL GENERAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	6331	27-1046208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Weissmann

General Counsel and Secretary

59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Brett Pritchard

Locke Lord LLP

111 South Wacker Drive

Chicago, Illinois 60606

(312) 443-0700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-195262) is being filed solely for the purpose of filing Exhibits 10.19, 10.20 and 10.22 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The table below sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts are estimated, except for the SEC registration fee. All costs and expenses are payable by us.

SEC Registration Fee	$22,952
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$10,000
Miscellaneous Expenses	$20,000

Total	$102,952

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation to grant, indemnity to officers, directors and other corporate agents in connection with certain legal proceedings and permits a corporation to include in its charter documents and agreements between the corporation and its officers, directors and other corporate agents, provisions expanding the scope of indemnification beyond that specifically provided for by Section 145.

Our charter provides that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of our charter, which is filed as Exhibit 3.1 hereto.

In addition, we intend to enter into separate indemnification agreements with our current and future directors and executive officers which will require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. We will also maintain director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold by NGHC during the past three years (after giving effect to the 286.22 for 1 stock split effected prior to the completion of the 2013 private placement):

1. Since June 29, 2010, we have granted stock options to our officers, directors and employees that have not been forfeited covering an aggregate of 5,058,348 shares of our common stock with exercise prices ranging from $3.67 to $12.10.

2. On June 6, 2013, we completed the sale of an aggregate of 21,850,000 shares of our common stock in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) for aggregate proceeds of approximately $229 million. FBR Capital Markets & Co., or FBR, acted as the initial purchaser for the shares sold to investors pursuant to Rule 144A and Regulation S under the Securities Act, and as placement agent for the shares sold to accredited investors pursuant to Regulation D under the Securities Act. The shares of common stock were sold to investors at an offering price of $10.50 per share, except for 485,532 shares that were sold to FBR and an affiliate of FBR, which were sold at a price of $9.765 per share representing the offering price per share sold to other investors less the amount of the initial purchaser discount or placement agent fee per share in the 2013 private placement. After deducting aggregate placement fees and initial purchaser’s discounts of approximately $15 million and transaction expenses, we received net proceeds of approximately $213 million.

On February 19, 2014, we completed the sale of an aggregate of 13,570,000 shares of our common stock in a private placement exempt from registration under the Securities Act, for aggregate proceeds of approximately $190 million. In the 2014 private placement, FBR Capital Markets & Co. acted as the initial purchaser for the shares sold to investors pursuant to Rule 144A and Regulation S under the Securities Act, and as placement agent for the shares sold to accredited investors pursuant to Regulation D under the Securities Act. The shares of common stock were sold to investors at an offering price of $14.00 per share. After deducting aggregate placement fees and initial purchaser’s discounts of approximately $11.4 million, we received net proceeds of approximately $178.5 million.

3. Since October 15, 2013, we have issued 31,800 shares of common stock to certain of our employees under our 2013 Plan that have not been forfeited.

The issuance of the options described in Paragraph 1 above and the restricted shares described in Paragraph 3 above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act and in the case of the securities described in Paragraph 2 above, Section 4(a)(2) of the Securities Act and Rule 144A, Regulation S and Regulation D thereunder. The recipients of securities in each transaction exempt under Section 4(a)(2) of the Securities Act represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in each such transaction. The sales of these securities were made without general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) List of Exhibits. See the Exhibit Index filed as part of this Registration Statement.

(b) Financial Statement Schedules. No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 30, 2014.

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Weiner
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Michael Karfunkel	Chairman, President and Chief Executive Officer (principal executive officer)	April 30, 2014

/s/ Michael Weiner Michael Weiner	Chief Financial Officer (principal financial officer)	April 30, 2014

* Donald Bolar	Chief Accounting Officer (principal accounting officer)	April 30, 2014

* Barry Karfunkel	Director	April 30, 2014

* Barry Zyskind	Director	April 30, 2014

* Donald DeCarlo	Director	April 30, 2014

* Patrick Fallon	Director	April 30, 2014

* Barbara Paris	Director	April 30, 2014

Howard Zuckerman	Director	April 30, 2014

/s/ Jeffrey Weissmann * Signed by Jeffrey Weissmann as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Second Amended and Restated Certificate of Incorporation of National General Holdings Corp. (the “Company”) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

4.2	Registration Rights Agreement, dated as of October 16, 2009, by and among the Company, The Michael Karfunkel 2005 Grantor Retained Annuity Trust, Michael Karfunkel and AmTrust International Insurance, Ltd., as assignee of AmTrust Financial Services, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

4.3	Registration Rights Agreement, dated as of June 6, 2013, between the Company and FBR Capital Markets & Co. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

4.4	Registration Rights Agreement, dated February 19, 2014, between the Company and FBR Capital Markets & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (No. 001-36311) filed on February 20, 2014)

5.1*	Opinion of Locke Lord LLP

10.1	Credit Agreement, dated as of February 20, 2013, by and among American Capital Acquisition Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association as Syndication Agent and First Niagara Bank, N.A. as Documentation Agent and the various lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.2	Consent and Amendment No. 1, dated as of April 11, 2013, to Credit Agreement, dated as of February 20, 2013, by and among JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, KeyBank National Association, First Niagara Bank, N.A. and Associated Bank, National Association (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.3	Amendment No. 2, dated as of August 6, 2013, to Credit Agreement, dated as of February 20, 2013, by and among JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, KeyBank National Association, First Niagara Bank, N.A. and Associated Bank, National Association (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.4	Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon National Insurance Company and Technology Insurance Company, Inc., Maiden Insurance Company Ltd., and ACP Re, Ltd., effective March 1, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

Exhibit No.	Description of Exhibit

10.5	Addendum No. 1 to Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon National Insurance Company and Technology Insurance Company, Inc., Maiden Insurance Company Ltd., and ACP Re, Ltd. (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.6	Master Services Agreement between AmTrust North America, Inc. and National General Management Corp., dated February 22, 2012 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.7	American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.8	Form of Statutory Time-Based Stock Option Agreement for the American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.9	Amendment to Form of Statutory Time-Based Stock Option Agreement for the American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.10	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.11	Form of Non-Qualified Stock Option Award Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.12	Form of Incentive Stock Option Award Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.13	Second Amended and Restated Promissory Note, by and between NGHC and ACP Re, Ltd. (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.14	Form of Indemnification Agreement for Directors and Certain Officers (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.15	Employment Agreement, dated as of January 1, 2013, by and between National General Management Corp. and Byron Storms (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.16	Employment Agreement, dated as of January 1, 2013, by and between National General Management Corp. and Michael Weiner (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.17	Portfolio Transfer and Quota Share Agreement, dated as of January 1, 2013, by and between Wesco Insurance Company and National Health Insurance Company (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

Exhibit No.	Description of Exhibit

10.18#	Amended and Restated Marketing Agreement, dated as of December 21, 2012, by and among Good Sam Enterprises, LLC, Camping World, Inc., CWI, Inc. and National General Insurance Marketing, Inc. (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on September 24, 2013)

10.19**	Form of Lock-Up Agreement

10.20**	Amended and Restated Personal Lines Stock and Asset Purchase Agreement, effective as of April 8, 2014, by and between ACP Re, Ltd and NGHC

10.21	Personal Lines Cut-Through Quota Share Reinsurance Agreement, dated as of January 3, 2014, by and among Tower Insurance Company of New York, Castle Point National Insurance Company, Tower National Insurance Company, Hermitage Insurance Company, Castle Point Florida Insurance Company, Kodiak Insurance Company, North East Insurance Company, York Insurance Company of Maine, Massachusetts Homeland Insurance Company, Preserver Insurance Company and Castle Point Insurance Company, as Ceding Companies, and Integon National Insurance Company, as Reinsurer (incorporated by reference to Exhibit 10.21 to the Company’s Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-190454) filed on January 31, 2014)

10.22**	Personal Lines Master Agreement dated as of April 8, 2014 by and between ACP Re Ltd. and NGHC

21.1*	List of subsidiaries of the Company

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm relating to the Financial Statements of the Company

24.1*	Power of Attorney (included on signature page)

99.1*	Consent of Ephraim Brecher

#	Confidential Treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
*	Previously filed
**	Filed herewith